                         SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934
                        (Amendment No.    )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                 UNITED CAROLINA BANCSHARES CORPORATION
            (Name of Registrant as Specified In Its Charter)

                         Howard V. Hudson, Jr.
              (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

      4)  Proposed maximum aggregate value of transaction:

          (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                (United Carolina Bancshares logo appears here)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       To the Shareholders of
       United Carolina Bancshares Corporation
         You are cordially invited to attend the Annual Meeting of Shareholders of United Carolina Bancshares Corporation ("UCB") to be held at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina, on April 17, 1996, at 9:30 A.M., EDT, for the following purposes:
            1. To elect thirteen (13) Directors of UCB for the coming
       year;
            2. To consider approval of the 1995 Stock Option and
               Incentive Award Plan under which grants of stock options, stock appreciation rights, stock awards and/or performance units may be made from time to time to selected key employees of UCB and its subsidiaries as approved by the Personnel Committee of the Board of Directors as Plan Administrator. This Plan is being submitted for shareholder approval in accordance with the corporate governance requirements of NASDAQ, and the regulatory requirements of 16b-3 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code as discussed in Proposal 2 of the proxy statement.
            3. To transact such other business as may properly come before the meeting.
            Only shareholders of record at the close of business on February 23, 1996, are entitled to notice of and to vote at the meeting.
                                  Very truly yours,
                                  (Signature of E. Rhone Sasser)
                                  E. RHONE SASSER
       March 22, 1996             CHAIRMAN AND CHIEF EXECUTIVE OFFICER
            ENCLOSED IS A FORM OF PROXY WHICH WE URGE YOU TO SIGN, DATE AND FORWARD AS SOON AS POSSIBLE TO THE SECRETARY OF UCB IN THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                     UNITED CAROLINA BANCSHARES CORPORATION
                               EXECUTIVE OFFICES
                            127 WEST WEBSTER STREET
                              POST OFFICE BOX 632
                        WHITEVILLE, NORTH CAROLINA 28472
                                PROXY STATEMENT
     This Proxy Statement and accompanying form of proxy are first being mailed or provided to shareholders on or about March 22, 1996, in connection with the solicitation of proxies by the Board of Directors of United Carolina Bancshares Corporation ("UCB") for use at the 1996 Annual Meeting of Shareholders and at any adjournments thereof. The Annual Meeting will be held at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina, on Wednesday, April 17, 1996, at 9:30 A.M. for the purposes set forth in the Notice of Annual Meeting of Shareholders.
     Shares represented by properly executed proxy, if received in time and not revoked, will be voted by the proxies at the Annual Meeting or any adjournment thereof as specified therein. If no voting instruction is specified in the proxy as to a specific proposal, the shares represented thereby will be voted in favor of the proposal. Unless otherwise irrevocable under North Carolina law, any proxy may be revoked at any time before it is exercised by filing with the Secretary of UCB a written instrument revoking such proxy, by timely filing with the Secretary an executed proxy bearing a later date, or, by appearing in person at the Annual Meeting and requesting that the proxy be returned.
RECORD DATE; INFORMATION CONCERNING OUTSTANDING SHARES AND VOTING RIGHTS:
     The Board of Directors, pursuant to UCB's By-Laws, has set February 23, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The only voting securities of UCB are shares of UCB's $4.00 par value common stock ("Common Stock"), of which 40,000,000 shares were authorized and 22,571,753 shares were outstanding as of February 23, 1996. As of that date UCB's wholly owned subsidiary banks held 301,382 shares for the accounts of their customers as sole fiduciary with discretionary voting authority. Each share of Common Stock is entitled to one vote on each matter submitted for voting. In accordance with North Carolina law, shareholders do not have the right to vote cumulatively in the election of directors.
     Except as otherwise required by UCB's Articles of Incorporation or by the North Carolina Business Corporation Act, UCB's By-Laws provide that a majority of the outstanding shares of Common Stock represented for any purpose at the Annual Meeting constitutes a quorum for the purpose of taking action on any matter or proposal which is properly presented for shareholder consideration. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:
     There is no person known to UCB who owns beneficially more than 5% of its outstanding Common Stock.
     United Carolina Bank, a subsidiary of UCB, is the trustee of UCB's Dollar Plus Savings Plan and Trust (the "Savings Plan"), a tax-qualified employee benefit plan that includes an Internal Revenue Code Section 401(k) feature and an employee stock ownership plan. UCB serves as administrator of the Savings Plan. As a result of certain fiduciary responsibilities reserved to the trustee under the terms of the Savings Plan, United Carolina Bank may exercise beneficial ownership over the voting of unallocated shares of Common Stock held by the Plan. In addition, United Carolina Bank is deemed under United States Department of Labor policy to have certain residual fiduciary responsibilities with respect to the voting of any unvoted, allocated shares of Common Stock held in the Plan. At February 23, 1996, there were 2,515,858 allocated shares of Common Stock held in the Savings Plan for the individual accounts of the Plan participants. Substantially all of the allocated Savings Plan shares of Common Stock have been voted historically by Plan participants, and United Carolina Bank, as fiduciary, disclaims any beneficial ownership of such shares. At February 23, 1996, United Carolina Bank, as trustee, held 13,000 shares of Common Stock in the Savings Plan which were unallocated.
                                       1

SECURITY OWNERSHIP OF MANAGEMENT:
     The following table sets forth information concerning the beneficial ownership of Common Stock which was held as of February 23, 1996, by each current director, director nominee, and executive officer named in the Summary Compensation Table which appears on page 6 herein, and by all current directors and executive officers of UCB as a group:

                                                        AMOUNT AND NATURE
                                                          OF BENEFICIAL
                                                            OWNERSHIP
            NAME OF BENEFICIAL OWNER                  OF COMMON STOCK (1)(6)            PERCENT OF CLASS
Directors and nominees:
  J. W. Adams                                                   67,334(2)                       .30%
  John V. Andrews                                               10,743                          .05%
  Russell M. Carter                                              6,000                          .03%
  W. E. Carter                                                  82,156                          .36%
  Alfred E. Cleveland                                           23,467                          .10%
  James L. Cresimore                                            35,376                          .16%
  Thomas P. Dillon                                               9,565                          .04%
  C. Frank Griffin                                              30,913                          .14%
  James C. High                                                 13,480(3)                       .06%
  E. Rhone Sasser (CEO)                                        109,090(5)                       .48%
  Jack E. Shaw                                                 307,102(4)                      1.36%
  Harold B. Wells                                               93,808                          .42%
  Charles M. Winston                                            24,836                          .11%
Non-director executive officers named in
Summary Compensation Table:
  Kenneth L. Miller, Jr.                                        16,307(5)                       .07%
  Ronald C. Monger                                              23,535(5)                       .10%
  Jeff D. Etheridge, Jr.                                        69,775(5)                       .31%
  David L. Thomas                                               31,459(5)                       .14%
Current directors and all executive officers of
UCB as a group (22 persons):                                 1,058,041                         4.69%

(1) Except as otherwise noted, each individual has sole voting and investment power over all shares beneficially owned except as follows: (a) shared voting and investment power: W. E. Carter -- 41,857 shares; A. E.
    Cleveland -- 744 shares; J. L. Cresimore -- 69 shares; J. C. High -- 127 shares; E. R. Sasser -- 67,776 shares; J. E. Shaw -- 55,260 shares; H. B. Wells -- 11,057; R. C. Monger -- 750 shares; all UCB directors and executive officers as a group -- 209,493 shares. (b) shared voting power (Savings Plan shares): E. R. Sasser -- 41,214 shares; K. L. Miller -- 12,320 shares; R. C. Monger -- 15,285 shares; J. D. Etheridge -- 18,521 shares; D. L.
    Thomas -- 16,411 shares; all UCB directors and executive officers as a group -- 168,810.
(2) Includes 14,902 shares held in trust for Mr. Adams and his children as beneficiaries. Mr. Adams has no voting or investment power over such shares.
(3) Includes 10,500 shares held in a family trust for which Mr. High serves as trustee.
(4) Does not include 20,250 shares held of record by Mr. Shaw's spouse. Mr. Shaw disclaims any beneficial ownership of such shares.
(5) Includes shares held in trust for the account of the named officer pursuant to the terms of UCB's Savings Plan.
(6) The amount of Common Stock shown in the table has been adjusted to reflect the 3 for 2 stock dividend declared by the Board of Directors on January 17, 1996.
                                       2

PROPOSAL 1. ELECTION OF BOARD OF DIRECTORS
GENERAL
     Action will be taken at the meeting to elect a complete Board of Directors to serve a one year term or until their respective successors are duly elected and have qualified. Pursuant to the By-Laws, the Board of Directors has set the number of directors for the ensuing year at thirteen (13).
     The nominees for whom the persons named as proxies intend to vote, and certain information regarding the nominees, including their principal occupations during the past five years, positions and offices held at UCB, and other reportable directorships, are set forth below. The thirteen nominees presently constitute the Board of Directors of UCB. All of the nominees are recommended by UCB's Personnel Committee and the Board and have consented to be named and to serve as directors if elected. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by the Board of Directors to fill the vacancy.

                                                                                                                      DIRECTOR
                                                         PRINCIPAL OCCUPATION (1),                                       OF
      NOMINEE'S                                            AFFILIATIONS WITH UCB                                         UCB
     NAME AND AGE                                         AND OTHER DIRECTORSHIPS                                      SINCE:
J. W. Adams             Retired bank executive; Vice Chairman of the Board of Directors and Executive Committee of      1978
    67                  UCB and member of the Finance Committee; Vice Chairman of the Board of Directors and the
                        Executive Committee of United Carolina Bank.
John V. Andrews         President of Teledyne Allvac (metals manufacturer); Vice Chairman of the Audit Committee and    1988
    62                  member of the Personnel Committee of UCB; Director and Vice Chairman of the Audit Committee
                        of United Carolina Bank.
Russell M. Carter (2)   President of Atlantic Corporation of Wilmington, Inc. (paper products manufacturer); Member     1992
    46                  of the Audit Committee of UCB; Director and member of the Executive and Audit Committees of
                        United Carolina Bank.
W. E. Carter            Owner of W. E. Carter Realty; Member of the Finance and Personnel Committees of UCB;            1995   (3)
    57                  Director of United Carolina Bank.
Alfred E. Cleveland     Partner in the law firm of McCoy, Weaver, Wiggins, Cleveland & Raper; Member of the             1990
    60                  Executive and Personnel Committees of UCB; Director and Member of the Executive Committee of
                        United Carolina Bank; Director of Mid-South Insurance Company.
James L. Cresimore      Chairman of the Board of Associated Brokers, Inc. and Allegiance Brokers, Inc. (food            1985
    68                  brokers); Chairman of the Board of Smithfield Companies, Inc. (food processors); Member of the Executive and Personnel Committees and Chairman of the Finance Committee of UCB;
                        Director of United Carolina Bank.
Thomas P. Dillon        Business consultant; Member of the Audit Committee of UCB; Director and member of the           1988
    67                  Executive Committee of United Carolina Bank.
C. Frank Griffin        President of the law firm of Griffin, Caldwell, Helder, Lee & Helms, P.A.; Chairman of the      1981
    69                  Personnel Committee and Member of the Finance Committee of UCB; Director of United Carolina
                        Bank.
James C. High           President of The News Reporter Company, Inc. (newspaper publishing); Member of the Executive    1987
    63                  and Finance Committees of UCB; Director and Member of the Executive Committee of United
                        Carolina Bank.
E. Rhone Sasser         Chairman of the Board, Chief Executive Officer, and Chairman of the Executive Committee of      1981
    59                  UCB; Chairman of the Board, Chief Executive Officer, and Chairman of the Executive Committee
                        of United Carolina Bank; Chairman of the Board and Member of the Executive Committee of
                        United Carolina Bank of South Carolina; Director of UCB Investor Services, Inc.
Jack E. Shaw            Chief Executive Officer of Shaw Resources, Inc. (real estate investment and development);       1990
    61                  Director of Unitronix Corporation; Member of the Executive, Finance and Personnel Committees
                        of UCB; Vice Chairman of the Board and Member of the Executive Committee of United Carolina
                        Bank of South Carolina.
Harold B. Wells         President of Wells Oldsmobile, Inc. (automobile dealership); Member of the Executive            1982
    64                  Committee and Vice Chairman of the Finance Committee of UCB; Director and Member of the
                        Executive Committee of United Carolina Bank.
Charles M. Winston      Chairman of the Board of Winston Hotels Inc. (hotel development); Chairman of the Audit         1988
    66                  Committee and Member of the Personnel Committee of UCB; Director and Chairman of the Audit
                        Committee of United Carolina Bank.

(1) With the exception of Mr. Adams, each nominee has been employed in his present occupation for the past five years. Mr. Adams retired as the Chief Administrative Officer of UCB and its subsidiary, United Carolina Bank, in 1991.
(2) Mr. R. M. Carter has advised that an order for relief under Chapter 11 of the Bankruptcy Code was entered on March 3, 1992, by the United States Bankruptcy Court, Middle District of Florida, against Leisure Living for the Active Retiree Joint Venture, a Florida general partnership ("LLAR"). Within two years immediately preceding entry of the order, Mr. Carter owned approximately a 2.5 percent partnership interest in LLAR. In October 1990, Mr. Carter exchanged his interest in LLAR for a limited partnership interest which became effective in June 1991. In November 1992, LLAR's plan of reorganization was confirmed. Mr. Carter advises that he was a passive investor and was never a managing partner, officer, or controlling person in LLAR.
(3) Mr. W. E. Carter has served as a director of UCB's subsidiary bank, United Carolina Bank, since 1982.
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSAL 1
     The laws of the State of North Carolina provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Proxies, unless indicated to the contrary, will be voted for the election of the director nominees.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE THIRTEEN DIRECTOR NOMINEES NAMED ABOVE IN PROPOSAL 1.
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
     During 1995 the Board of Directors of UCB held five (5) regularly scheduled meetings. Each of the incumbent directors named above attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which such director served.
     The Board of Directors annually appoints the following committees: Audit, Executive, Finance and Personnel. Membership on the Audit, Finance and Personnel Committees are comprised entirely of non-management directors. The Audit Committee, which held five (5) meetings during 1995, is empowered to review the internal controls of UCB and its subsidiaries and the scope and results of audits conducted by the internal and independent auditors, and to review any aspects of the operations of UCB and its subsidiaries to ensure that the Board of Directors' policies are being adhered to and implemented. The Finance Committee, which held four (4) meetings during 1995, reviews and approves the financial statements and financial disclosures of UCB and its subsidiaries prior to their submission to the Board of Directors and release to the public, and reviews and makes recommendations to the Board of Directors concerning proposed dividend payments and the adoption of general lending and investment policies of UCB's bank subsidiaries. The Personnel Committee, which held six (6) meetings during 1995, reviews and makes recommendations to the Board of Directors for final action, as appropriate, on personnel matters related generally to (i) the compensation of directors, officers and employees of UCB and its subsidiaries, and (ii) the administration of certain employee benefit plans adopted by UCB and its subsidiaries. Pursuant to delegated authority granted by the Board of Directors, the Personnel Committee is solely responsible for the administration of UCB's 1994 Long Term Incentive Plan, which is administered by the Committee in compliance with the requirements of Section 162(m) of the Internal Revenue Code. Although UCB does not have a standing nominating committee, the Personnel Committee is authorized to recommend to the Board of Directors for their consideration the number of directors to be elected to the Board, to recommend any changes in Board membership and to nominate director candidates annually and as vacancies occur. In identifying director candidates, the Committee will consider individuals recommended by shareholders. Shareholders may make written recommendations to the Committee by addressing such correspondence to the Personnel Committee of UCB, c/o Corporate Secretary, Post Office Box 632, Whiteville, N.C. 28472.
DIRECTORS COMPENSATION
     For service as directors of UCB during 1996, each non-employee director will receive a base fee of $7,500, plus a fee of $900 for each Board of Directors meeting attended and $900 for each committee meeting or approved training session attended, plus travel allowances. The chairman of the Executive Committee will receive an additional base fee of $2,500, and the chairmen of the Personnel, Audit and Finance Committees will each receive an additional base fee of $1,500. Directors who are full-time employees of UCB or one of its subsidiaries do not receive director or chairman fees. Each director may elect to defer all or a portion of his fees each year. Deferred fees bear interest at a variable rate equal to
                                       4

United Carolina Bank's prime rate of interest and, at the director's option, become payable in a lump sum or in up to ten annual installments after the director ceases to be a member of the Board of Directors.
     The following fees were paid for special participation in local advisory board meetings of United Carolina Bank held during 1995: Mr. Russell M.
Carter -- $200 and Mr. Cleveland -- $600.
     The Board of Directors of UCB adopted in 1994 an unfunded Director Retirement Plan for non-management directors who retire after January 1, 1995, with at least one year of Board service. Under the terms of the Plan, an eligible director, who has retired from the Board and attained age 70, will be paid annually his base director's fee in effect on the date of retirement for a period not to exceed the lesser of the number of years the director served on the Board of Directors of UCB (and, as applicable, its subsidiary bank prior to his election as a director of UCB) or ten (10) years (collectively the "retirement benefits"). Retirement benefits which remain unpaid at the time of a retired director's death will be paid on an annual basis to the director's surviving spouse until paid or until the spouse's death, whichever event first occurs. If during active Board service or after retirement but before age 70, an eligible UCB director or retired director, respectively, becomes disabled or dies, the director or his or her spouse, in the case of death, will be entitled to begin receiving retirement benefits at the end of the then current calendar year. The Personnel Committee of the Board of Directors of UCB is responsible for administering the Director Retirement Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Certain directors, nominees for director, and executive officers of UCB and its subsidiary banks and certain of their respective associates (including immediate family members) were customers and/or borrowers of either or both of UCB's subsidiary banks during 1995. All loans made by the banks to a director, nominee, executive officer, or associate of any such person (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management of the banks, did not involve more than normal risk of collectibility or present other unfavorable features.
     During 1995, UCB's subsidiary, United Carolina Bank, purchased in the ordinary course of its business with various automobile dealers $2.73 million in retail consumer installment contracts originated by Wells Oldsmobile, Inc., a corporate affiliate of Mr. Wells, a director nominee. It is United Carolina Bank's intention to continue purchasing such contracts in the future which meet the Bank's credit quality standards. In addition, UCB and United Carolina Bank purchased in the ordinary course of business from Wells Oldsmobile, Inc. $105,927 in motor vehicles and automotive repair and maintenance services during 1995.
     For information concerning other specific business relationships or related transactions, please refer to the next section.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The following named persons served on UCB's Personnel Committee during all or a portion of 1995: C. Frank Griffin, Chairman; John V. Andrews; Russell M. Carter; W. E. Carter; Alfred E. Cleveland; James L. Cresimore; Thomas P. Dillon; Jack E. Shaw; and Charles M. Winston. Based on routine committee assignments made annually by the Board of Directors, Messrs. Russell M. Carter and Dillon completed their service on the Personnel Committee as of April 18, 1995, and Messrs. W. E. Carter, Cleveland, Cresimore and Shaw were newly assigned by the Board to serve on the Personnel Committee beginning April 19, 1995. At December 31, 1995, the members of the Personnel Committee were Messrs. Griffin, Andrews,
W. E. Carter, Cleveland, Cresimore, Shaw and Winston.
     Messrs. Griffin, Andrews, Russell M. Carter, W. E. Carter, Cleveland, Cresimore, Dillon, Shaw and Winston and certain of their associates were also customers and/or borrowers during 1995 of UCB's subsidiary banks, United Carolina Bank and/or United Carolina Bank of South Carolina. All loans made by the bank subsidiaries to UCB's directors (including members of the Personnel Committee) and their respective associates (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of Bank management, did not involve more than normal risk of collectibility or present other unfavorable features.
     During 1995, United Carolina Bank retained in the ordinary course of business the law firm of Griffin, Caldwell, Helder, Lee & Helms, P. A. and the Bank intends to retain the firm in the future. Mr. Griffin, a director nominee, is the senior member and President of the aforementioned firm. Also during 1995, both UCB and United Carolina Bank
                                       5
retained in the ordinary course of business the law firm of McCoy, Weaver, Wiggins, Cleveland & Raper, and both companies intend to do so in the future. Mr. Cleveland, a director nominee of UCB, is a member of the latter firm.
     During 1995, UCB and its subsidiaries purchased in the ordinary course of business printing services and supplies in the amount of $355,407 from Atlantic Corporation of Wilmington, Inc. (dba Atlantic Publishing) for which Mr. Russell
M. Carter, a director nominee, serves as President. Mr. Russell M. Carter served on the Personnel Committee during 1995 through April 18, 1995.
EXECUTIVE COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table sets forth, for the fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation paid by UCB, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of UCB (the "named executive officers") for services rendered in all capacities to UCB and its subsidiaries:
                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                                                                     AWARDS           PAYOUTS
                                                                                   SECURITIES
                                                                                   UNDERLYING           LTIP
      NAME AND PRINCIPAL POSITION          YEAR    SALARY ($)    BONUS ($)(1)    OPTIONS (#)(2)    PAYOUTS ($)(3)
                                           1995      395,004        158,002           6,636               -0-
E. Rhone Sasser; CEO and Chairman of the   1994      375,000        260,800             -0-            58,841
Board of UCB and United Carolina Bank      1993      360,000        149,546           5,023            13,392
                                           1995      252,498         75,750           4,452               -0-
Kenneth L. Miller, Jr.; President of UCB   1994      225,000        120,140             -0-            28,513
and United Carolina Bank                   1993      181,250         63,907           2,790             5,580
Ronald C. Monger; Executive Vice           1995      210,000         63,000           3,528               -0-
President and Chief Financial Officer      1994      190,000        101,296             -0-            24,111
of UCB and United Carolina Bank            1993      170,000         58,182           2,371             5,022
Jeff D. Etheridge, Jr.; Executive Vice     1995      202,500         60,750           3,402               -0-
President of UCB and United Carolina       1994      190,000        113,096             -0-            31,228
Bank (Credit Administration)               1993      175,000         60,393           2,511             7,254
David L. Thomas; Executive Vice            1995      182,004         54,601           3,057               -0-
President of UCB and United Carolina       1994      172,500         96,441             -0-            24,306
Bank (Trust and Related Financial          1993      160,000         54,759           2,232             5,580
Services)
                                               ALL OTHER
      NAME AND PRINCIPAL POSITION         COMPENSATION ($)(4)
                                                 15,799
E. Rhone Sasser; CEO and Chairman of the         13,999
Board of UCB and United Carolina Bank            13,992
                                                 10,963
Kenneth L. Miller, Jr.; President of UCB         10,702
and United Carolina Bank                         10,696
Ronald C. Monger; Executive Vice                 12,181
President and Chief Financial Officer            11,833
of UCB and United Carolina Bank                  10,957
Jeff D. Etheridge, Jr.; Executive Vice           11,520
President of UCB and United Carolina             11,920
Bank (Credit Administration)                     10,726
David L. Thomas; Executive Vice                  11,878
President of UCB and United Carolina             11,659
Bank (Trust and Related Financial                11,461
Services)

(1) The "Bonus" paid to each named executive officer consisted of: For 1995, the payment of an annual bonus pursuant to UCB's Management Incentive Plan discussed on page 11; for 1994, the payment of an annual bonus pursuant to UCB's Management Incentive Plan and the payout of vested Base Units (non-performance in nature) previously awarded under the terms of UCB's 1986 Long Term Incentive Plan which has been terminated; and, for 1993, the payment of an annual bonus pursuant to UCB's 1991 Senior Management Incentive Plan and the payout of vested Base Units awarded under the terms of the 1986 Long Term Incentive Plan.
(2) The stock options granted to the named executive officers in 1995 were granted under the terms of the 1995 Stock Option and Incentive Award Plan which is being submitted to UCB's shareholders for plan approval at the 1996 Annual Meeting of Shareholders. If the 1995 Stock Option and Incentive Award Plan is not approved by shareholders, the stock options granted thereunder in 1995 will be void. The number of shares respectively underlying each of the stock options granted in 1995 and 1993 has been adjusted by the Personnel Committee of the Board of Directors to account for the 3 for 2 stock dividend declared by the Board in January 1996.
(3) "LTIP payouts" for 1993 and 1994 consisted of the payout of vested Performance Units which were previously awarded under the terms of UCB's 1986 Long Term Incentive Plan. Following shareholder approval in April 1994 of UCB's 1994 Long Term Incentive Plan, the Board of Directors ordered the termination of the 1986 Long Term Incentive Plan, and the payout, on a prorated basis through December 31, 1993, of all awards of Base and Performance Units outstanding under the latter Plan.
                                       6

(4) For 1995, "All Other Compensation" consisted of: (a) employer contributions of $9,000 to UCB's 401(k) Savings Plan to match the executive's 1995 pre-tax deferred contribution to the Plan, and (b) insurance premiums paid by UCB for group term life insurance with respect to each executive in the following amounts: Mr. Sasser -- $6,799; Mr. Miller -- $1,963; Mr.
    Monger -- $3,181; Mr. Etheridge -- $2,520; Mr. Thomas -- $2,878.
STOCK OPTIONS
     No stock options were granted during 1995 to the named executive officers or other eligible participants under UCB's 1986 Key Employee Stock Option Plan (the "1986 Option Plan"). As more fully discussed in Proposal 2 on page 15, it is the intention of the Board of Directors of UCB to discontinue the 1986 Option Plan if shareholders approve at the Annual Meeting the UCB Stock Option and Incentive Award Plan (the "1995 Option and Incentive Plan") which was adopted by the Board on July 21, 1995.
     The following table provides information concerning non-qualified stock options which were granted on July 21, 1995, by the Personnel Committee of the Board of Directors to each of the named executive officers under the terms of the 1995 Option and Incentive Plan. If the 1995 Option and Incentive Plan is not approved by UCB's shareholders, the Plan and all option grants made thereunder during 1995, including the grants shown in the table below, will be void.
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                          ANNUAL RATES
                                                                                                         OF STOCK PRICE
                                                                                                        APPRECIATION FOR
                                       INDIVIDUAL GRANTS                                                OPTION TERM (4)
                                                    PERCENT OF
                               NUMBER OF               TOTAL
                               SECURITIES         OPTIONS GRANTED     EXERCISE OR
                           UNDERLYING OPTIONS     TO EMPLOYEES IN     BASE PRICE      EXPIRATION
         NAME                GRANTED (#)(1)         FISCAL YEAR        ($/SH)(2)       DATE (3)      5%($)          10%($)
E. Rhone Sasser                   6,636                 9.3              20.834       7/20/2005      86,958         220,342
Kenneth L. Miller, Jr.            4,452                 6.2              20.834       7/20/2005      58,339         147,824
Ronald C. Monger                  3,528                 4.9              20.834       7/20/2005      46,231         117,144
Jeff D. Etheridge, Jr.            3,402                 4.8              20.834       7/20/2005      44,580         112,960
David L. Thomas                   3,057                 4.3              20.834       7/20/2005      40,059         101,505

(1) The options are presently unexercisable and subject to the following vesting schedule:

     COMPLETED YEARS OF       VESTED INTEREST AS
    EMPLOYMENT FROM DATE     PERCENTAGE OF SHARES
      OF OPTION GRANT        UNDERLYING THE OPTION
              2                         40%
              3                         60%
              4                         80%
              5                        100%

    The right to exercise as to any portion of the shares of Common Stock underlying a vested, outstanding option is cumulative, and failure to so exercise by the optionee in any year is not a forfeiture of such right during the remaining term of the option. Subject to the terms of the 1995 Option and Incentive Plan, the right to exercise and the vesting of any unvested, outstanding option are accelerated upon the occurrence of the optionee's death, Disability, Retirement, Change in Control of UCB or its subsidiary, United Carolina Bank, or upon termination of the optionee's employment other than for Cause as a result of a Threatened Change in Control.
(2) The exercise or base price shown in the table is the closing sale price per share of UCB Common Stock as quoted by NASDAQ on the date of'grant ($31.25 per share) as adjusted by the Personnel Committee of the Board of Directors for the 3 for 2 stock dividend declared in January 1996.
(3) Except as provided below, an outstanding option will terminate upon the earliest to occur of: (i) the expiration date shown in the table, (ii) the expiration of six (6) months after termination by UCB of the optionee's employment without Cause or the optionee voluntarily terminates employment other than for Cause after a Change in Control, or (iii) the date the optionee's employment is terminated by UCB for Cause or the optionee otherwise voluntarily terminates employment. In the event the optionee's employment with UCB is terminated by reason of death or Disability, any portion of the outstanding option which is then unvested shall become fully vested, and the vested option shall
                                       7
    remain exercisable for a period of one (1) year after such event; or, if the optionee's employment is terminated due to Retirement from UCB, any portion of the outstanding option which is then unvested shall become vested on a prorated basis, and the vested option shall remain exercisable for a period of six (6) months after such event.
(4) The dollar amounts shown under the tabular columns are the results of calculations at rates set by the Securities and Exchange Commission. UCB's per share stock price would be $33.938 and $54.038 if the exercise price per share were increased 5% and 10% respectively, compounded annually over the applicable option term of ten (10) years.
OPTION EXERCISES AND HOLDINGS
     The following table provides information concerning the number and value of outstanding options which were held at December 31, 1995, by the named executive officers under the terms of both the 1986 Option Plan and the 1995 Option and Incentive Plan, which is subject to shareholder approval at the Annual Meeting. No outstanding options held during 1995 by the named executive officers were exercisable.
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING             VALUE OF
                                                         UNEXERCISED       UNEXERCISED IN-THE-
                                                         OPTIONS AT         MONEY OPTIONS AT
                                                         FY-END (#)           FY-END ($)(1)
                                                        EXERCISABLE/          EXERCISABLE/
NAME                                                  UNEXERCISABLE (2)     UNEXERCISABLE (2)
E. Rhone Sasser                                            0/45,438             0/478,437
Kenneth L. Miller, Jr.                                     0/21,125             0/205,291
Ronald C. Monger                                           0/19,395             0/195,484
Jeff D. Etheridge, Jr.                                     0/21,596             0/223,992
David L. Thomas                                            0/17,990             0/183,541

(1) Value is the difference between the fair market value of the option shares on the date of grant (the exercise price) and the fair market value of the underlying shares at fiscal year-end. Under the terms of the 1986 Option Plan, "fair market value" is defined as the mean between the closing bid and ask prices for UCB Common Stock as quoted by NASDAQ on the applicable dates. At 12/31/95, the fair market value of the option shares of UCB Common Stock granted under the 1986 Option Plan, as adjusted for the 3 for 2 stock dividend declared in January 1996, was $22.75 per share. Under the terms of the 1995 Option and Incentive Plan, "fair market value" is defined as the closing sale price for UCB Common Stock as quoted by NASDAQ on the applicable dates. At 12/31/95, the fair market value of the option shares of UCB Common Stock granted under the 1995 Option and Incentive Plan, as adjusted for the aforementioned stock dividend, was $22.50 per share.
(2) Includes the number of shares of UCB Common Stock shown in the Option/SAR Grants table on page 7 underlying the stock options granted in 1995 to the named executive officers under the terms of the 1995 Option and Incentive Plan, which is subject to shareholder approval at the Annual Meeting.
LONG TERM INCENTIVE PLAN
     No awards under UCB's 1994 Long Term Incentive Plan (the "1994 LTIP") were made during 1995 to the named executive officers or to any other officer.
     Under the terms of the 1994 LTIP, each award, when made, consists of a number of performance units, expressed in dollars, which is stated as a percentage or multiple of the participant's Base Salary during the first year of the Measurement Period established by the Personnel Committee of the Board of Directors of UCB. The Personnel Committee also establishes for each award certain Performance Objectives and the weight to be accorded each such objective, Performance Targets (i.e., threshold, target and maximum) applicable to each Performance Objective, and the amount of compensation that will be paid based on UCB's corporate achievement of the Performance Objectives. The Personnel Committee may use one or more of the following Performance Objectives in making LTIP awards: total shareholder return, average return on assets, average return on equity, average growth in assets, increase in operating earnings per share, increase in book value per share, and ratio of operating overhead to operating revenue.
     If the participant remains in the employ of UCB until the end of the Measurement Period, he will be eligible to receive a payout of his LTIP award based on the level of achievement by UCB of the Performance Objectives selected for
                                       8
the award. No payout of a LTIP award is made unless "threshold" performance for one or more of the selected Performance Objectives is attained by UCB for the Measurement Period. If the participant terminates employment before the end of the Measurement Period for any award, he will forfeit his right to any payment of the award, unless his termination results from death, Disability, Retirement under the UCB Pension Plan, or involuntary termination by UCB without cause. In these latter events, the participant (or in the event of death, his beneficiary) will be entitled to receive a prorated payment at the end of the Measurement Period based on the number of months the participant was employed during the Measurement Period divided the number of months in the Measurement Period.
     The payout of a LTIP award is first determined by the Personnel Committee as a dollar figure, but payment of the award is made to the participant in shares of UCB's Common Stock based on its then fair market value per share (i.e., the closing price per share as quoted by NASDAQ on the date of payout). Subject to the prior approval of the Personnel Committee, a participant may request to receive a portion of his award in cash for the purpose of satisfying tax obligations related to the award. The Committee may also discretionarily withhold a portion of an award to pay tax withholding obligations related to payout of the award.
     A participant will also be entitled to receive payout of a LTIP award in the event a Change In Control of UCB or United Carolina Bank occurs during a measurement period (or a Threatened Change In Control occurs followed by the participant's termination by UCB or United Carolina Bank without Cause or the participant's resignation with Good Reason). The payout of a LTIP award in such event is based upon the target award level of performance or the actual performance of UCB to the date of the Change or Threatened Change in Control, whichever provides greater payment, and, in the discretion of the Personnel Committee, is payable in shares of Common Stock and/or cash. Except for awards which are payable immediately upon a participant's termination of employment or resignation in connection with a Threatened Change In Control, a participant is entitled to payment of a LTIP award for any given Measurement Period during which a Change In Control occurs only if (i) he remains employed by UCB (or its successor) until the end of the Measurement Period, or (ii) prior to the end of the Measurement Period, his employment is terminated by UCB (or its successor) without Cause, or the participant retires (whether early, normal or late) under UCB's (or its successor's) retirement plan, dies or becomes disabled, or (iii) he resigns from employment with UCB (or its successor) with Good Reason prior to the end of the Measurement Period.
PENSION PLAN
     The following table provides information concerning estimated annual benefits that are payable to covered employees at normal retirement age under the terms of UCB's tax qualified, non-contributory pension plan (the "Pension Plan"), including benefits attributable to UCB's non-qualified, unfunded supplemental Benefit Equivalency Plan (the "BEP"), based on the compensation and years of service classifications specified below. The combined plan benefits shown in the Pension Plan Table are computed on the basis of a straight life annuity beginning at age 65.
                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
 REMUNERATION
(FINAL AVERAGE
  EARNINGS)           15          20          25          30          35
   $125,000          58,137      67,512      67,512      67,512      72,476
    150,000          71,262      82,512      82,512      82,512      88,226
    175,000          84,387      97,512      97,512      97,512      97,512
    200,000          97,512     112,512     112,512     112,512     112,512
    225,000         110,637     127,512     127,512     127,512     127,512
    250,000         123,762     142,512     142,512     142,512     142,512
    300,000         150,012     172,512     172,512     172,512     172,512
    350,000         176,262     202,512     202,512     202,512     202,512
    400,000         202,512     232,512     232,512     232,512     232,512
    450,000         228,762     262,512     262,512     262,512     262,512
    500,000         255,012     292,512     292,512     292,512     292,512

     The remuneration covered by the Pension Plan is an employee's "final average earnings" which, under the terms of the Plan, is defined to be the average of the highest five consecutive calendar years of base salary (reported as "Salary" in the Summary Compensation Table above) earned by the employee during the ten calendar years prior to his or her date of retirement, termination, disability or death. For Plan Years 1989 through 1993, an employee's annual base salary used in
                                       9
the determination of accrued Pension Plan benefits could not exceed an amount (beginning in 1989 at $200,000 and ending in 1993 at $235,840) which was annually indexed and approved by the Secretary of Treasury. As a result of the enactment of the Revenue Reconciliation Act of 1993, the maximum base salary which may be used in determining an employee's accrued Pension Plan benefits is $150,000 beginning Plan Year 1994. No offset for primary social security benefits received by a pensioner is allowed with respect to the benefits paid under the Pension Plan.
     UCB maintains the UCB Benefit Equivalency Plan (the "BEP ") for the benefit of certain senior management employees of UCB and its affiliated subsidiaries, including the executive officers named in the Summary Compensation Table. Eligibility to participate in the BEP is determined annually on the basis of an employee's base salary level, the recommendation of management, and approval by the Board of Directors of UCB. The primary purpose of the BEP is to eliminate the effect of certain Internal Revenue Code limitations applicable to qualified retirement plans generally by providing eligible senior management employees with supplemental benefits in an amount sufficient to create a level of total retirement income that is similar to the levels provided to the average UCB employee under the terms of the Pension Plan. Supplemental benefits payable under the BEP are determined by the following formula: 30% of the eligible employee's final average earnings, plus 1.5% of final average earnings multiplied times the number of years of completed service (up to 20 years), minus benefits paid under the Pension Plan, minus one-half of the employee's primary social security benefit, minus any benefits paid from a pension plan of any previous employer. The BEP was amended by the Board of Directors in November 1994 to provide Mr. Sasser an annual guaranteed minimum retirement benefit of $184,350 in consideration of his continued employment with UCB. This minimum retirement benefit is equal to the sum of the normal retirement benefit which is vested and payable to Mr. Sasser under the provisions of the Pension Plan and a supplemental benefit which is payable under the terms of the BEP in an amount equal to Mr. Sasser's guaranteed minimum retirement benefit less his Pension Plan benefit. Upon retirement, Mr. Sasser will receive the greater of (i) the guaranteed minimum retirement benefit, or (ii) the combination of retirement benefits which are otherwise payable under the terms of the Pension Plan and the BEP on the date of his retirement.
     The final average earnings and the respective years of service as of January 31, 1996, for each of the executive officers named in the Summary Compensation Table are as follows: Mr. Sasser -- $359,004 (28 years); Mr.
Miller -- $198,750 (14 years); Mr. Monger -- $173,000 (19 years); Mr.
Etheridge -- $182,500 (17 years); and Mr. Thomas -- $161,300 (14 years).
              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     THIS REPORT IS SUBMITTED BY THE PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS ADDRESSING UCB'S COMPENSATION POLICIES DURING 1995 WITH RESPECT TO ALL ITS EXECUTIVE OFFICERS, INCLUDING THOSE NAMED IN THE SUMMARY COMPENSATION TABLE ABOVE (THE "NAMED EXECUTIVES").
COMPENSATION PHILOSOPHY REGARDING EXECUTIVE OFFICERS
     The compensation program at UCB is structured to enable UCB to attract needed executive talent, to encourage executives to perform in a manner consistent with the attainment of both annual and long term strategic goals, and to provide a reasonable level of security for executives that is requisite to ensure their retention. Base salaries paid by UCB to its executives are competitively set based on practices in peer banking companies and reflect internal subjective values based on specific job responsibilities and assessments of incumbents' performance. Annual and long term incentives offered by UCB are based upon UCB's achieving certain performance goals established by the Personnel Committee at the beginning of each incentive measurement period. UCB's stock option plans provide key executives identified by the Personnel Committee or the Board of Directors, as appropriate, with an opportunity for equity participation in the company and forge a direct link with shareholder value. In general, the UCB executive compensation program balances a mix of fixed and variable components that work in concert to stimulate executive management performance and corporate fiscal achievement designed to benefit UCB's shareholders.
RELATIONSHIP OF COMPENSATION TO PERFORMANCE
BASE SALARY AND ANNUAL BONUS
     Base salaries for UCB's executive officers are targeted at the competitive median salaries which are paid by banking institutions throughout the nation having total assets of $2 to $6 billion (hereinafter referred to as the "national comparison group"). In 1995, there were 93 companies in the national comparison group. Base salaries paid by UCB are generally adjusted on an annual basis so as to remain within the competitive ranges established by companies in the national comparison group for their executives and to reward each executive for his or her individual performance as subjectively
                                       10
assessed by the CEO and the Personnel Committee and approved by the Board of Directors. Base salary levels during 1995 for UCB's executive group (10 persons) were increased by an overall 6.9 percent over 1994. The 1995 base salary levels for UCB's executive group on average approximated the midpoint of the base compensation range for the national comparison group. UCB is unaware of any correlation between the companies which comprise the national comparison group and those which comprise the indexed group of NASDAQ banks shown in the Performance Graph on page 14, since the banks in the national comparison group were selected based on their size and scope of operation, without consideration of the exchange on which their respective stocks may be listed.
     The Management Incentive Plan was adopted effective January 1, 1994, and is designed to provide participants with compensation in addition to base salary that is subject to the attainment of certain annual performance goals. The Plan provides that the Board of Directors may reduce or cancel bonus payments if UCB's Return on Average Equity is less than 12.5 percent, or if actual Net Operating Income per share, as defined in the Plan and as adjusted by the Committee to exclude items judged to be outside the control and influence of management, is less than 90% of the amount budgeted. During 1995 there were 213 participants in the Management Incentive Plan, including UCB's executive group (10 persons). Under the 1995 Plan rules, each executive participant was assigned a target level incentive award, expressed as a percentage of his or her base salary, 80% of which was payable if the target level of performance relative to the selected goals was met; with the remaining 20% payable at the discretion of the Personnel Committee, subject to the approval of the Board of Directors. The payment of annual bonuses for 1995 pursuant to the Management Incentive Plan was made in accordance with a Plan formula which compared consolidated Net Operating Income per share for the year ended December 31, 1995, determined in the manner referred to above, with the amount budgeted, and compared the 1995 operating results of certain divisions of UCB to their respective budgets. UCB attained its consolidated budgeted Net Operating Income per share as calculated pursuant to the method described above for the year ended December 31, 1995, and based on that level of performance and the performance levels of the divisions evaluated, $1,915,945 was approved by the Personnel Committee and the Board of Directors for payout in 1996 to participants, which represented 96.64% of the sum of target bonuses for the individual participants.
LONG TERM INCENTIVE PLAN
     The principal purpose of the Long Term Incentive Plan (the "LTIP") is to encourage eligible executive management employees to make long term decisions that increase UCB's shareholder value and enhance UCB's ability to retain such key employees. Each LTIP target award consists of a number of units, expressed in dollars, which is calculated as a percentage or multiple of the participant's Base Salary during the first year of the Measurement Period established by the Personnel Committee. The value assigned the aforementioned award is the amount to be paid if the targeted levels of performance for each of the goals are attained during the Measurement Period. For each award, the Personnel Committee establishes certain corporate performance objectives, the weight to be accorded each objective, and the amount of compensation that will be paid at various levels of attainment of the performance objectives. For each performance objective, if the target level of performance is attained, the payout is 100% of the value of the award; if the minimum (i.e., threshold) level of performance is attained, the payout is 25% of the value of the award; and if a maximum level of performance is reached or exceeded, the payout is 150% of the value of the award. If the threshold level of performance is not attained with respect to any performance objective, no payout relating to that performance objective is made. Based on the extent to which performance objectives are met or exceeded, the Personnel Committee may authorize payouts at the end of the measurement period to participating executives who remain employed by UCB or by one of its subsidiaries. The payout of a LTIP award is first determined by the Personnel Committee as a dollar figure, but payment of the award is made to the participant in shares of UCB's Common Stock based on its then fair market value per share (i.e., the closing price per share as quoted by NASDAQ on the date of payout). Subject to the prior approval of the Personnel Committee, a participant may request to receive a portion of his award in cash for the purpose of satisfying tax obligations related to the award. The Committee may also discretionarily withhold a portion of an award to pay tax withholding obligations related to payout of the award.
     Having adopted this new and relatively complex performance-based plan in 1994, the Personnel Committee elected not to grant additional awards under the LTIP during 1995, in order to provide the Committee an opportunity over the course of two plan years to evaluate the reasonableness of the performance objectives which had been selected in 1994, and the weights assigned to those objectives.
STOCK PLANS
     Subject to approval by the Corporation's shareholders, the Board of Directors adopted, as of July 21, 1995, the 1995 Stock Option and Incentive Award Plan. This plan is intended to replace the 1986 Key Employee Stock Option Plan,
                                       11
which will expire in October, 1996, and which is viewed by the Board of Directors as having an inadequate number of options remaining for future issuance to adequately serve the Corporation's needs. The objectives of this new 1995 Stock Option and Incentive Award Plan are to promote greater stock ownership in UCB by those employees who are principally responsible for its future growth and continued success; to more closely link the personal interests of plan participants to those of UCB's shareholders; and to provide flexibility to UCB in its ability to motivate, attract and retain the services of individuals upon whose judgment, initiative and special effort the continued success of UCB depends. The plan will be administered by the Personnel Committee, and authorizes the Committee to grant non-qualified stock options and incentive stock options, and to award stock appreciation rights, stock awards (restricted or unrestricted), and performance shares. Details of the material terms of this plan are contained in Proposal 2.
     Stock option grants made during 1995 under the terms of the 1995 Stock Option and Incentive Award Plan were made by the Personnel Committee in lieu of issuing further grants under the 1986 Key Employee Stock Option Plan. Effective July 21, 1995, grants of 71,456 option shares of the Corporation's Common Stock were made to 53 participants including the executive group (10 persons), subject to approval of the Plan by shareholders. Forty percent (40%) of these stock options will become vested on July 21, 1997, and an additional 20% will vest on July 21 of each of the three years thereafter. Once vested, these stock options may be exercised at any time until July 20, 2005, at which time any unexercised options will expire. Each eligible participant was assigned to a class of participation, depending upon the scope of the individual's job responsibilities, which determined the percentage of base salary (ranging from 20% to 35%) used to calculate the value of stock options granted to that participant. The Personnel Committee did not take into consideration the number or status of any outstanding stock options in granting the above stock options under the new Plan. If the 1995 Stock Option and Incentive Award Plan is approved by shareholders at the annual meeting, it is the intention of the Personnel Committee and the Board of Directors that no further stock options will be granted under the terms of 1986 Key Employee Stock Option Plan, although options previously granted under that Plan will remain outstanding and subject to the vesting and exercise schedules previously established for such options.
     Prior to 1995, stock options were periodically granted pursuant to the terms of the 1986 Key Employee Stock Option Plan to key employees (including UCB's executive officer group) selected by the Board of Directors pursuant to recommendations from the Personnel Committee which took into consideration: (1) the nature of the services rendered by the employee; (2) the employee's potential contribution to the long-term success of the company; and (3) such other factors as the Committee in its discretion deemed relevant. The decision to grant option awards to key employees was solely within the discretion of the Personnel Commmittee and the Board of Directors, and the grant of options, when made initially or subsequent to an initial award, was principally to encourage the continued employment of UCB's key employees. The granting of option awards under this Stock Option Plan was not related in any manner to UCB's corporate performance. Each option entitled the participant to purchase a number of underlying shares of UCB Common Stock at fair market value as of the date of grant. Initial awards of stock options were historically granted as a percent of each participant's base salary at the time of the grant, such that new participants were awarded options to purchase underlying shares of Common Stock having a market value that approximated 100 percent of the participant's then current base salary. While subsequent awards were not made consistently on an annual basis, incumbent participants were awarded options which on average equaled 20 percent of the cumulative annual base salaries when such awards were made. Except as limited by the aforementioned practices of the Personnel Committee, the amount and terms of options previously awarded to participants were not considered when making subsequent option awards under the Key Employee Stock Option Plan. Options outstanding under this Plan do not vest generally until five years after the date of grant and exercise must occur within a subsequent five year period. While the grant of stock options to key employees was not linked to UCB's performance, any gain realized through the exercise of options will be the product of an increase in the market value of the underlying stock.
OTHER COMPENSATION
     UCB's executive officers are covered by a defined benefit pension plan and by a supplemental retirement plan known as the Benefit Equivalency Plan which are more fully described on pages 9 and 10. Executives also are eligible to participate along with all other UCB employees in UCB's Dollar Plus Savings Plan to which pre-tax contributions may be made. Individual deferral contributions in 1995 were limited to the lesser of 6 percent of the employee's base salary or $9,000. UCB makes a matching contribution to the Plan equal to that voluntarily contributed by each participant. The UCB contribution is invested in UCB Common Stock.
GENERAL
     Awards made to executives under the Long Term Incentive Plan and awards or grants made to executives under the 1995 Stock Option and Incentive Award Plan are approved and administered by the Personnel Committee. All other
                                       12
components of executive compensation are approved annually by the Board of Directors upon recommendation by the Personnel Committee. In 1995, the total cash compensation paid by UCB to its executives approximated on average the levels paid for comparable executive positions in the national comparison group. MR. SASSER'S COMPENSATION
     Each component of Mr. Sasser's total compensation paid or awarded in 1995 was made in accordance with the general compensation policies discussed above. In this regard, Mr. Sasser's base salary of $395,000 was set for 1995 by the Board of Directors upon the recommendation of the Personnel Committee at a level that approximated the median salary for Chief Executive Officers among the national comparison group referenced above. A base pay adjustment of 5.3 percent over his 1994 base salary was made to align Mr. Sasser's base salary with the median level of the national comparison group and reflected the Personnel Committee's subjective assessment of Mr. Sasser's individual performance during 1994. Mr. Sasser was paid a cash bonus of $158,002 for 1995 pursuant to the terms of the Management Incentive Plan calculated in accordance with the performance formula discussed above.
     The Personnel Committee granted in 1995 to Mr. Sasser options to purchase 6,636 shares of UCB Common Stock at $20.834 per share, pursuant to the terms of the 1995 Stock Option and Incentive Award Plan, subject to approval of the Plan by shareholders. In making this grant, the Personnel Committee did not take into account any previously granted stock options which are outstanding. Additional compensation provided to Mr. Sasser, which is detailed in footnote 3 to the Summary Compensation Table, was in the form of a $9,000 matching contribution to the deferral made to the Dollar Plus Savings Plan and the premium of $6,799 paid by UCB on a term life insurance policy. These forms of compensation are available on similar terms to all employees of the Corporation.
TAXATION ISSUE
     The Internal Revenue Service has issued final regulations implementing Internal Revenue Code Section 162(m), which generally prohibits the tax deduction by a public corporation of certain compensation paid each year to the corporation's chief executive officer and the four highest compensated officers of the corporation other than the chief executive officer, unless such compensation is performance related. Based on an analysis of the various components of UCB's compensation program, it appears that all compensation to be paid by UCB to each of its covered executives in 1996 and for the foreseeable future will be fully tax deductible by the Corporation under the regulations. The Personnel Committee and the Board of Directors intend to closely monitor UCB's compensation policies so as to insure that, to the extent practical, the Corporation's compensation related expenses remain deductible in compliance with tax law.
     SUBMITTED BY THE PERSONNEL COMMITTEE OF UCB'S BOARD OF DIRECTORS:
C. Frank Griffin, Chairman        John V. Andrews        W. Eugene Carter
Alfred E. Cleveland    James L. Cresimore   Jack E. Shaw   Charles M. Winston
                                       13

PERFORMANCE GRAPH:
     The following graph compares during the measurement period shown the yearly percentage change in UCB's cumulative total shareholder return on its Common Stock with the cumulative total returns of the NASDAQ market (U.S. companies) and NASDAQ bank stocks, assuming dividend reinvestment:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                AMONG UCB, NASDAQ STOCK MARKET (U.S. COMPANIES)
                             AND NASDAQ BANK STOCKS

(The Performance Graph appears here. The plot points are listed below.)

                       12/31/90   12/31/91    12/31/92    12/31/93    12/31/94    12/31/95
United Carolina        100.00     120.4       155.6       175.3       211.2       294.2
Bancshares Corp.

CRSP Total Return      100.00     160.6       186.9       214.5       209.7       296.3
Index for the NASDAQ
Stock Market (US)

CRSP Total Return      100.00     164.1       238.9       272.4       271.4       404.4
Index for the NASDAQ
Bank Stocks
(Comprised of Standard Industry Classification (SIC) Codes 6020 through
6029 and 6710 through 6719)

EMPLOYMENT AGREEMENTS
     UCB and its bank subsidiary, United Carolina Bank (collectively, "UCB"), have entered into identical employment agreements (the "Agreements") with each of the executive officers named in the Summary Compensation Table above. The purpose of the Agreement is to recognize the significant contributions and valuable management services rendered by each of the named executive officers to the overall financial performance and success of UCB, and to provide for the executive's continued employment with UCB.
     Under the provisions of the Agreement, each executive is employed with UCB for a rolling three year term which is automatically extended each day after the date of the Agreement (the "Term"); provided, however, the Term may not extend beyond the executive's sixty-fifth (65th) birthday unless the parties otherwise agree in writing. UCB and the executive may give notice to the other, at any time, that the Term will cease to automatically extend, and, as and from the
                                       14
effective date of such notice, the Term is fixed at three years (or, as applicable, for such shorter period). As compensation for employment services to be rendered by the executive during each year or partial year of the Term of the Agreement, the executive will receive his annual base salary in effect on the date of the Agreement (or, as applicable, a pro rata portion thereof), payable monthly in accordance with UCB's regular payroll practices, and the executive is entitled to participate in any employee benefit plan or arrangement generally made available by UCB to its executive officers. The executive's annual base salary may be adjusted by UCB after the date of the Agreement in accordance with annual salary review practices, and the base salary, as periodically adjusted, becomes the executive's base compensation under the Agreement.
     The executive has the right to terminate employment under the Agreement (a) if UCB materially breaches the Agreement and the breach is not cured within thirty (30) days after notice, or (b) for Good Reason. "Good Reason" means the occurrence (without the executive's express written consent) within three (3) years following the date of a Change In Control of UCB, or during the period commencing on the date a Threatened Change In Control becomes manifest and until it ends, of any one of the following general acts or events which, after notice, is not promptly corrected by UCB or its successor: the assignment of duties inconsistent with the executive's status with UCB immediately prior to the Change or Threatened Change In Control; the reduction or nonpayment of the executive's base salary and/or the reduction or elimination of any other material source of the executive's total compensation, long-term or otherwise; the failure to provide the executive with employee plan benefits (i.e., pension; life insurance; health and accident insurance; and disability insurance) substantially similar to those provided immediately prior to the Change or Threatened Change In Control; or, the relocation of the executive or UCB's principal office outside the States of North and South Carolina. If the executive terminates employment for either of the reasons stated above, the executive will be entitled to receive the following damages: (i) his monthly base salary then in effect (less the monthly employee costs of insurance coverages referenced below) for the Term of the Agreement; (ii) a monthly amount for the Term of the Agreement equal to one-twelfth ( 1/12) of the highest annual bonus paid to the executive in the three year period immediately preceding termination of employment; (iii) his life, health, accident, and disability insurance coverage benefits then in effect for the Term of the Agreement as provided by UCB or its successor, at its expense; (iv) a pro rata annual bonus payment for the year in which the executive's employment is terminated calculated at his target level of participation; and (iv) additional credited service in the BEP for benefit accrual purposes equal to the number of months remaining in the Term of the Agreement. The executive's right to employment and payment of damages under the provisions of the Agreement terminate and cease if during the Term of the Agreement the executive resigns without cause, dies, becomes Disabled, elects to retire under the company's pension plan, or is terminated by UCB or its successor for cause.
PROPOSAL 2. APPROVAL OF UNITED CAROLINA BANCSHARES CORPORATION STOCK OPTION AND
            INCENTIVE AWARD PLAN
GENERAL
     Based on the recommendation of an independent compensation consultant engaged by the Board of Directors of UCB, the Board, through its Personnel Committee, undertook a comprehensive review in late 1994 of the various stock option and stock based incentive plans which are offered to the executive and senior management employees of UCB's peer banking institutions in North Carolina, the Southeast and the Nation generally. Following completion of the Committee's study in July 1995, the Personnel Committee unanimously recommended to the Board of Directors that it adopt the UCB Stock Option and Incentive Award Plan (the "1995 Option and Incentive Plan"), a flexible, omnibus stock based compensation plan, to replace the outmoded UCB Key Employee Stock Option Plan, which was adopted by the Board in 1986, approved by shareholders at the 1987 Annual Meeting, and will terminate as to the issuance of new options on October 14, 1996. Subject to the approval of UCB's shareholders at the 1996 Annual Meeting, the Board of Directors adopted the 1995 Option and Incentive Plan effective as of July 21, 1995.
     The general purposes of the 1995 Option and Incentive Plan are to promote greater stock ownership in UCB by those key management employees of UCB and its subsidiaries who are principally responsible for the future growth and continued success of the company; to more closely link the personal interests of such employees with those of UCB's shareholders; and to provide UCB and its subsidiaries with the needed ability to motivate, attract and retain the services of key management employees upon whose judgment, initiative and special effort the continued success of UCB depends. There are approximately seventy
(70) management employees of UCB who will be eligible to participate in the 1995 Option and Incentive Plan as compared to ten (10) such persons who are eligible to participate in the 1986 Option Plan.
     The 1995 Option and Incentive Plan is intended to operate for a period of ten (10) years and will terminate as to the issuance of new grants and awards on July 20, 2005. The Board of Directors has reserved 900,000 shares of Common Stock (representing 3.98% of UCB's issued, outstanding Common Stock) for issuance under the 1995 Plan. These shares
                                       15
may, in the discretion of UCB, be either authorized, unissued shares of Common Stock or shares of Common Stock purchased by UCB on the open market.
     If the 1995 Option and Incentive Plan is approved by UCB's shareholders, which is unanimously recommended by the Board of Directors, the Board will immediately discontinue the 1986 Option Plan and no further grants of options will be made under the latter plan. If the 1995 Option and Incentive Plan is not approved by UCB's shareholders, it will not be made effective by the Board of Directors; all grants of non-qualified stock options made during 1995 under the Plan to participants will be void; and the 1986 Option Plan will continue in effect until its short lived expiration in October 1996.
     Other material terms of the 1995 Option and Incentive Plan are summarized below. Information concerning specific grants of non-qualified stock options made by the Personnel Committee during 1995 under the terms of the 1995 Option and Incentive Plan to the named executive officers and other selected management employees is provided below and in the Option Grants table on page 7. ADMINISTRATION
     In order to comply with the "outside director" requirements of Section 162(m) of the Internal Revenue Code and the "disinterested administration" requirements of Rule 16b-3 of the Securities Exchange Act of 1934, which are more fully discussed below, the Board of Directors delegated to its Personnel Committee the sole authority to administer the 1995 Option and Incentive Plan. Under the terms of the 1995 Option and Incentive Plan, the Personnel Committee (whose membership consists only of outside, disinterested directors appointed by the Board) has full and exclusive power to select those employees who are eligible to receive grants and/or awards from time to time; to determine the size and types of grants or awards made; to determine the terms and conditions of grants or awards in a manner consistent with the Plan (including vesting provisions and the duration of the awards or grants); to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; and subject to certain restrictions, to amend the terms and conditions of any outstanding grant or award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. In determining the key employees of UCB and its subsidiaries who may be eligible to participate in the Plan, the Personnel Committee will take into account the duties and responsibilities of such prospective participants, their present and potential contributions to the success of UCB and its subsidiaries, and such other factors as the Committee deems relevant.
     The Personnel Committee also has the authority under the terms of the 1995 Option and Incentive Plan to effect, in its discretion, proportionate adjustments in the number of shares of Common Stock which have been reserved for grants or awards under the Plan, or which are subject to outstanding grants or awards previously made, in the event of any change in UCB's corporate capitalization (such as a stock split, stock dividend, or corporate transaction to include any merger, consolidation, separation, reorganization, or liquidation) and to prevent dilution or enlargement of any rights under the Plan.
     The Board of Directors of UCB may, at any time, alter, amend, suspend or terminate the 1995 Option and Incentive Plan in whole or in part; provided that, unless approved by UCB's shareholders, no amendment shall be made to the Plan which would (i) materially modify the participant eligibility requirements; (ii) increase the total number of shares of Common Stock which may be granted or awarded under the Plan; or (iii) extend the term of the Plan.
DESCRIPTION OF THE 1995 OPTION AND INCENTIVE PLAN
     Grants or awards made under the 1995 Option and Incentive Plan by the Personnel Committee to any eligible key employee may consist, individually or in combination, of non-qualified stock options ("NQSO"), incentive stock options ("ISO"), stock appreciation rights ("SAR"), stock awards (restricted or unrestricted), and/or stock related performance units. The following restrictions apply to each of the foregoing types of grants and awards:
     STOCK OPTIONS: The maximum, aggregate number of shares of Common Stock subject to stock options, whether NQSO or ISO in nature, which may be granted under the 1995 Plan to any participant during any twelve (12) month period is 75,000 shares; provided, however, that the maximum number of such shares available for grant to a participant during any twelve (12) month period shall be correspondingly reduced by the number of shares underlying any SAR awards made to the participant during the same period. The maximum number of ISO shares which may be exercised by a participant during any calendar year under the Plan shall in no event exceed $100,000 in fair market value.
     The option price of each share of Common Stock underlying a NQSO is established by the Personnel Committee, but in no event shall the option price be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the date the option is granted. The option price of each share of Common Stock underlying an ISO is the Fair Market Value of such Stock on the date the ISO is granted.
                                       16

     The option price upon exercise of any option granted under the Plan shall be payable by the optionee to UCB in full either in cash, or by tendering previously acquired shares of Common Stock having an aggregate fair market value at the time of exercise equal to the total option price, or by a combination thereof.
     No stock option shall be exercisable by an optionee later than the tenth
(10th) anniversary of its grant.
     Unless otherwise provided by the Committee in the agreement evidencing the grant of an option, all outstanding unvested options granted to a participant shall immediately vest upon his or her death or Disability while in the employment of UCB or its subsidiary, and thereafter the vested options shall remain exercisable by the participant, or in the case of death, by his or her designated beneficiary or personal representative, until the expiration date of each such option grant, or for one (l) year after the date of death or the Disability, as appropriate, whichever period is shorter. In the event a participant retires from UCB or its subsidiary, the participant shall be entitled to a pro rata vesting of all outstanding unvested options as determined by the Committee, and the vested options shall remain exercisable at any time prior to their expiration date, or for six (6) months after the date of retirement, whichever period is shorter.
     Subject to Plan provisions relating to a Change or Threatened Change in Control of UCB and except as otherwise provided by the Committee, if a participant shall terminate employment with UCB or its subsidiaries for any reason other than death, Disability, or Retirement, all options held by the participant which are not then vested shall be forfeited to UCB.
     STOCK APPRECIATION RIGHTS: SARs may be awarded in conjunction with, or in addition to, or independent of any options granted by the Personnel Committee under the Plan. The maximum number of shares of Common Stock underlying SARs which can be awarded during any twelve (12) month period to any participant is 75,000 shares; provided, however, that the maximum number of such shares shall be correspondingly reduced by the number of shares of Common Stock that are subject to any options granted to the participant during the same period.
     Upon exercise of a vested SAR, the participant shall be entitled to receive a number of shares of Common Stock having an aggregate fair market value on the date of exercise equal to the amount by which the Fair Market Value per share of Common Stock on the date of exercise shall exceed (i) in the case of SARs granted in conjunction with or in addition to a stock option, the option price per share of Common Stock of the related option, or (ii) in the case of stand alone SARs, the SAR grant value multiplied by the number of Shares of Common Stock in respect of which the SARs will have been exercised. In the discretion of the Personnel Committee and subject to applicable securities law, SARs upon exercise may be settled by the payment of cash equal to the aggregate fair market value of the shares of Common Stock that would otherwise have been delivered to the participant.
     STOCK AWARDS -- RESTRICTED OR UNRESTRICTED: The maximum number of shares of Common Stock (whether restricted or unrestricted) that may be awarded by the Personnel Committee to any participant during any twelve (12) month period is 30,000 shares.
     With regard to any award of restricted stock, the Personnel Committee will establish a period of restriction applicable to such award, which shall not be less than six (6) months. At the end of the restricted period, all restrictions made applicable to the award of restricted stock shall lapse and the stock shall vest in the participant. The Personnel Committee may also prescribe conditions for the lapse or termination of restrictions which have been made applicable to any award upon the occurrence of the participant's death, Disability or Retirement from UCB or its subsidiary, or upon the occurrence of a Change in Control or Threatened Change in Control of UCB as defined in the Plan.
     An award of restricted Common Stock may require the participant to pay for such shares, and, in such event, the Personnel Committee may, in its discretion, establish a purchase price below Fair Market Value at which the participant can purchase such stock.
     During the period of restriction applicable to any restricted stock award, the participant shall have all the rights and privileges of a UCB stockholder as to such restricted shares of Common Stock, including the right to receive dividends and to vote such shares. No shares of restricted Common Stock, however, may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of by the participant during the period of restriction and until any and all other conditions which have been prescribed by the Personnel Committee have been satisfied.
     All awarded shares of restricted Common Stock which have not become vested in accordance with the restrictions and conditions established by the Personnel Committee shall be forfeited and all rights of the participant to such shares shall terminate automatically if the participant ceases to be a full-time employee of UCB or one of its subsidiaries.
                                       17

     Upon the expiration or termination of all restrictions and the satisfaction of all conditions prescribed by the Personnel Committee, if any, with respect to any restricted stock award, a stock certificate for the number of vested shares of Common Stock subject to the award shall be delivered to the participant.
     PERFORMANCE SHARES: The Personnel Committee may, in its discretion, make an award of performance shares to participants from time to time for no payment. The maximum number of performance shares which may be awarded to any participant with respect to any performance period established by the Committee, which shall not be less than two years in length, is 30,000 performance shares.
     Each performance share awarded shall have a value equal to the fair market value of a share of Common Stock on the date the performance share is earned by the participant.
     When making an award of performance shares, the Personnel Committee shall establish and relatively weight one or more performance goals which, depending on the extent to which such goal or goals is/are met, will determine the number of performance shares that may be earned by a participant. The measurements from which performance goals must be selected by the Committee in making a performance share award to a named executive officer pursuant to the terms of the 1995 Option and Incentive Plan are as follows: total shareholder return, average return on assets, average return on equity, average growth in assets, increase in operating earnings per share, increase in book value per share of Common Stock, and ratio of operating revenue to operating overhead. For participants other than named executive officers, the Personnel Committee may select and relatively weight such performance goals as it deems appropriate. The Committee may, in its sole discretion, exclude the effect of extraordinary and non-recurring items from calculations involving any performance goal and the measure thereof.
     The payout of earned performance shares as determined by the Personnel Committee is payable in a single lump sum in cash or in shares of Common Stock (or a combination thereof) which have, as of the last day of the performance period, an aggregate value equal to the fair market value of the earned performance shares.
     Unless provided otherwise by the Personnel Committee, if the employment of a participant, who has received an award of performance shares, is terminated by reason of death, Disability or Retirement or by UCB without Cause at any time during the performance period related to the award, the participant will be entitled to a prorated payout, as determined by the Committee under the terms of the Plan, with respect to the unearned performance shares which are then outstanding. If a participant's employment is terminated during a performance period for any reason other than death, Disability, Retirement or by UCB without Cause, all unearned performance shares which are outstanding will be forfeited automatically.
     CHANGE IN CONTROL/THREATENED CHANGE IN CONTROL: In the event of a Change in Control of UCB or the termination of a participant other than for Cause as a result of a Threatened Change in Control, all as defined in the 1995 Option and Incentive Plan, and except as otherwise provided in the Plan or under any agreement evidencing an award or grant made under the Plan, (i) all outstanding, unvested options and SARs will become fully vested and be immediately exercisable; (ii) to the extent provided by the Personnel Committee in the award agreement, the earning of unearned performance shares will be based upon the target award levels or actual performance compared with pre-established goals prorated to the date of the Change in Control or, as appropriate, the date of the participant's termination as a result of a Threatened Change in Control, whichever provides the greater amount. Outstanding, unearned performance shares in any such event will become fully vested and will be payable in Common Stock or cash, or a combination thereof, as determined by the Committee; and, (iii) all restrictions on restricted stock granted under the Plan shall lapse and such stock shall be delivered to the participant. The terms "Change in Control" and "Threatened Change in Control" have the same meanings as prescribed in the Employment Agreements discussed on pages 14 and 15.
     NEW PLAN BENEFITS: As discussed above, the benefits and amounts, if any, to be granted or awarded under the terms of the 1995 Option and Incentive Plan to any participant, including the named executive officers of UCB, lies totally within the authority and discretion of the Personnel Committee of the Board of Directors and, therefore, cannot be predetermined. The table below reflects information concerning the grant by the Personnel Committee on July 21, 1995, of non-qualified stock options to key employees of UCB and its bank subsidiaries, including the company's named executive officers, who were selected to participate in the Plan by the Personnel Committee during 1995. All of the option grants disclosed below are subject to shareholder approval of the 1995 Option and Incentive Plan. Additional information concerning such grants to UCB's named executive officers appears in the Summary Compensation Table, Option/SAR Grants table and Aggregated Option/SAR Exercises table above.
                                       18

                               NEW PLAN BENEFITS

                                  UNITED CAROLINA BANCSHARES STOCK OPTION AND INCENTIVE AWARD PLAN
                                                    NUMBER OF SECURITIES         EXERCISE                     VALUE OF UNEXERCISABLE
                                                     UNDERLYING OPTIONS           PRICE         EXPIRATION     OPTIONS AT 3/8/1996
NAME                                               GRANTED DURING 1995 (#)      ($/SH)(1)        DATE (2)             ($)(3)
E. Rhone Sasser                                              6,636                20.834          7/20/05              23,498
Kenneth L. Miller, Jr.                                       4,452                20.834          7/20/05              15,765
Ronald C. Monger                                             3,528                20.834          7/20/05              12,493
Jeff D. Etheridge, Jr.                                       3,402                20.834          7/20/05              12,046
David L. Thomas                                              3,057                20.834          7/20/05              10,825
All current executive officers as a group (ten
  persons):                                                 33,099                20.834          7/20/05             117,204
All other participants as a group
  (43 persons), excluding executive officers:               38,357                20.834          7/20/05             135,822

(1) Represents the exercise price per option share of Common Stock as adjusted by the Personnel Committee to account for the 3 for 2 stock dividend declared by the Board of Directors in January 1996. The original exercise price per Common Share on July 21, 1995 (the date of grant) was $31.25, the closing sale price as quoted by NASDAQ.
(2) The options are subject to the following vesting schedule:

     COMPLETED YEARS OF       VESTED INTEREST AS
    EMPLOYMENT FROM DATE     PERCENTAGE OF SHARES
      OF OPTION GRANT        UNDERLYING THE OPTION
              2                         40%
              3                         60%
              4                         80%
              5                        100%

(3) Value is the difference between the fair market value of the option shares on the date of grant (the exercise price) and the fair market value of the underlying shares on the date shown in the table. Under the terms of the 1995 Option and Incentive Plan, "Fair Market Value" is defined as the closing sale price for UCB Common Stock as quoted by NASDAQ on the applicable dates. At March 8, 1996, the Fair Market Value of the option shares of UCB Common Stock granted under the 1995 Option and Incentive Plan was $24.375 per share.
     INCOME TAX CONSEQUENCES: Under current federal tax regulations, UCB has been advised that no income will be recognized by a participant at the time a stock option is granted. If the option is an ISO, no income will be recognized by the participant upon exercise of the option, but income will be recognized by the participant upon disposition of the exercised ISO shares. The exercise of a NQSO is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the exercise price of the underlying option shares and the fair market value of those shares at the time of exercise.
     No income is recognized by a participant upon the grant of a SAR. The exercise of a SAR generally is a taxable event for which the participant must recognize ordinary income equal to any cash that is paid and the fair market value of any Common Stock that is received in settlement of a SAR.
     A participant will recognize ordinary income with respect to a stock award on the first day that the shares are either transferable or are not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the Common Stock at that time.
     A participant will recognize ordinary income at the time of payout of a performance share award equal to the amount of cash paid and the fair market value of Common Stock that is received in settlement of the award.
     Subject to the restrictions of Section 162(m) of the Internal Revenue Code, UCB will be entitled to claim a federal income tax deduction upon a participant's exercise of a NQSO or SAR, the vesting of a stock award, and the settlement of a performance share award. The amount of such deduction is equal to the ordinary income which is then recognized by a participant. UCB will also be entitled to a federal income tax deduction with respect to an ISO upon the occurrence of either of the following events: (i) the participant disposes of the underlying ISO shares prior to satisfying certain holding
                                       19
period requirements or (ii) having satisfied the holding period requirements, at the time the participant otherwise disposes of the ISO shares.
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSAL 2:
     Under North Carolina law, the creation and adoption of stock option and incentive award plans for UCB's officers and employees is a matter of business judgment of the Board of Directors and, in the absence of other regulatory requirements, such plans are not generally submitted to shareholders for approval. However, in order to comply with the corporate governance requirements of NASDAQ with whom UCB's Common Stock is listed, and the regulatory requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, the 1995 Option and Incentive Plan is being submitted herewith to shareholders for approval. Shareholder approval of the Plan is essential (i) to secure the benefit of the short swing profit liability exemption which is provided under Rule 16b-3 of the Securities Exchange Act with respect to certain stock transactions effected by UCB's corporate insiders participating in the Plan, and (ii) to insure that any qualified performance-based compensation which is payable under the 1995 Option and Incentive Plan to UCB's executive officers named in the Summary Compensation Table is fully deductible by UCB for income tax purposes under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally prohibits a publicly traded corporation from taking a tax deduction for certain levels of compensation paid to its chief executive officer and the four highest compensated officers of the corporation (other than the CEO) unless such compensation is performance-based, the plan under which such compensation is payable is approved by the corporation's shareholders, and the compensation plan is administered by the board of directors, or a committee thereof, comprised solely of "outside" directors.
     A majority of the shares of Common Stock which are represented in person or by proxy and entitled to vote at the Annual Meeting of Shareholders must be voted in favor of the 1995 Option and Incentive Plan to approve the Plan. Voting abstentions will be treated as a vote against Proposal 2 and broker non-votes will have no affect on the outcome of the vote on Proposal 2.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2. COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
     Section 16(a) of the Securities Exchange Act of 1934 requires certain officers of UCB and its directors, and persons who beneficially own more than ten percent of any registered class of UCB's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and UCB.
     Based solely on a review of the beneficial ownership reports and written representations provided to UCB by the above referenced persons, UCB believes that all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely complied with during 1995.
SELECTION OF AUDITORS
     The firm of KPMG Peat Marwick, LLP, independent Certified Public Accountants, has been appointed by the Board of Directors, on recommendation of the Audit Committee, to serve as UCB's independent auditors for 1996. During 1995 the firm performed an audit of UCB's financial statements and certain non-audit services consisting of tax return preparation and tax consultation for UCB and its subsidiaries. An invitation has been extended to representatives of the firm to attend the Annual Meeting with the opportunity to make a statement if they desire to do so. A representative of the firm has indicated that he will attend the meeting and will be available to respond to appropriate questions. ANNUAL REPORT ON FORM 10-K
     ON OR AFTER MARCH 22, 1996, UPON WRITTEN REQUEST TO THE SECRETARY OF UCB, 127 WEST WEBSTER STREET, WHITEVILLE, NORTH CAROLINA 28472, A COPY OF UCB'S ANNUAL REPORT ON FORM 10-K FOR 1995, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FORWARDED WITHOUT CHARGE TO THE SHAREHOLDER MAKING SUCH REQUEST.
PROPOSALS FOR 1997 ANNUAL MEETING
     Any proposal of a shareholder which is intended to be presented at the 1997 Annual Meeting of Shareholders must be received by UCB at its executive offices no later than November 25, 1996, in order that such proposal be timely
                                       20
received for inclusion in the proxy statement and form of proxy to be issued in connection with that meeting. It is anticipated that the 1997 Annual Meeting will be held during the month of April, 1997.
GENERAL
     A copy of UCB's 1995 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission and 1995 Annual Report to Shareholders accompany this Proxy Statement.
     The expense of solicitation of proxies will be borne by UCB. In addition to the use of the mails, directors, officers and regular employees of UCB may solicit proxies by personal interview, telephone or other telecommunication means. No additional fees or compensation will be paid to directors, officers or regular employees of UCB for such solicitation.
     Banks, brokerage houses and other institutions, nominees and fiduciaries have been requested to forward soliciting material and annual reports to their beneficial owners and to obtain authorization for the execution of proxies. Upon request, UCB will reimburse expenses so incurred.
     The Board of Directors does not know of any business which will be presented at the meeting other than the proposals specifically set forth in the Notice of Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.
     By order of the Board of Directors.
                                          HOWARD V. HUDSON, JR.
                                          SECRETARY
March 22, 1996
                                       21

                  (UNITED CAROLINA BANCSHARES appears here)

                                   NOTICE OF
                                 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS
                                PROXY STATEMENT
                April 17, 1996
                UCB Support Services Building
                Whiteville, North Carolina

*******************************************************************************
                                 APPENDIX

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY
                     UNITED CAROLINA BANCSHARES CORPORATION
       The undersigned hereby appoints E. Rhone Sasser, C. Frank Griffin, and Harold B. Wells, and each of them, with full power of substitution, as Proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of United Carolina Bancshares Corporation held of record by the undersigned on February 23, 1996 at the Annual Meeting of Shareholders to be held April 17, 1996 or any adjournment thereof.
1. ELECTION OF DIRECTORS
   [ ] FOR all nominees listed below (except as marked to the contrary below)
                  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
 J. W. Adams, J. V. Andrews, R. M. Carter, W. E. Carter, A. E. Cleveland, J. L.
              Cresimore, T. P. Dillon, C. F. Griffin, J. C. High,
              E. R. Sasser, J. E. Shaw, H. B. Wells, C. M. Winston (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)
2. To consider approval, for the purposes stated in Proposal 2 of the proxy statement, of the 1995 Stock Option and Incentive Award Plan under which grants of stock options, stock appreciation rights, stock awards and performance units may be made from time to time to selected key employees of UCB and its subsidiaries as approved by the Personnel Committee of the Board of Directors as Plan Administrator.
                [ ] For                [ ] Against                [ ] Abstain
3. In their discretion, the Proxies are authorized to vote the shares represented hereby upon such other business as may properly come before the meeting and for substitute nominees, if any.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS.

                          (continued from other side)
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.
        Please PROMPTLY Sign and Date Below and Return in the Enclosed Envelope.
                                Date:                                     , 1996
                                             Signature:
                                             Signature:
                                             NOTE: Please sign exactly as name
                                             appears on stock records. Joint
                                             owners should each sign personally.
                                             Trustees and others signing in a
                                             representative capacity should
                                             indicate the capacity in which they
                                             sign.